Exhibit 2.n.6

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in the Registration Statement on Form N-2 of Gladstone Capital Corporation of our report dated March 21, 2017 relating to the consolidated financial statements of Sunshine Media Group, Inc. as of and for the year ended December 31, 2016 and 2015, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chattanooga, Tennessee

January 16, 2019